Exhibit 99.1

07-6

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES FIRST QUARTER RESULTS,

DECLARES DIVIDEND

AUSTIN, TEXAS, May 15, 2007 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the first quarter of 2007. For the three months ended March 31, 2007, revenues were $8,873,000 compared to $7,233,000 a year ago. APS had an operating loss of $159,000 for the first quarter compared to operating income of $676,000 for the first quarter a year earlier, and a net loss of $95,000 compared to net income of $562,000 in the first quarter of 2006. In the first quarter of 2007, approximately $1,200,000 in non-recurring expenses related to the acquisition of American Physicians Insurance Exchange (“API”) was the primary factor in the lower operating and net income compared to the prior year’s quarter. The loss per share in the quarter was ($0.03) compared to diluted income per share of $0.19 in the first quarter of 2006.

Ken Shifrin, APS Chairman of the Board, stated, “This will be our last report of earnings under the old corporate structure. As we have previously announced, our merger with API was effective April 1, 2007 and going forward we will report the consolidated results, rather than recording a fee for managing the insurance company as we have done historically.”

Mr. Shifrin continued, “The merger created a number of one-time transaction costs in the quarter ended March 31, 2007 which, in the aggregate, have detracted from the otherwise favorable results. The former directors of API who have joined our board and our new advisory board, received stock options which resulted in an expense of approximately $900,000. Deferred stock awards to our new president and to employees who were instrumental in completing the merger added approximately $300,000 to expense. Not related to the merger but also affecting the quarter was an impairment of $423,000 on our stock investment in Financial Industries Corporation (FIC), as our carrying value exceeded the market value and FIC remains out of compliance with its SEC reporting. Partially offsetting these expenses was approximately $500,000 of profit sharing revenue in our insurance services operation. This profit sharing is normally recognized only in the fourth quarter, when the annual profits of API have been determined. Since the management contract ended March 31, 2007, we recognized the quarter’s profit sharing in March, based on our ability to fully determine the profit sharing base. Beginning April 1, 2007, under our new structure, we will recognize 100% of API’s profits.”

Tim LaFrey, President of APS stated, “Post-merger, APS will continue to have a strong balance sheet. While the preferred stock we have issued will be classified as debt under GAAP, our liquidity and current ratio remain very strong. Accordingly, we are able to return a portion of this liquidity to shareholders in the form of a $.30 per share dividend on the common stock. The dividend was approved by our board on May 8, 2007 for shareholders of record on May 18, 2007 and will be paid on June 15, 2007. The board also approved the first redemption payment and dividend on our preferred stock.

The redemption will be $1,000,000 or approximately ten percent of the total outstanding.”

Mr. Shifrin concluded, “We feel that the acquisition of API has opened a new era for the Company. With consolidated proforma financial statements showing a company with more than $80 million in annual revenue, total assets of over $200 million and equity of more than $50 million we look forward to continuing to share even greater success with our shareholders, both new and old.”

APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. W. H. Hayes, Sr. Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746

(512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.
UNAUDITED SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Insurance services	$3,657	$3,655
Financial services	5,216	3,578
Total revenues	8,873	7,233

Expenses:
Insurance services	3,823	2,754
Financial services	4,437	3,285
General and administrative	777	518
Loss (gain) on sale of assets	(5)	—
Total expenses	9,032	6,557

Operating income (loss)	(159)	676
Sale of investments and other	84	7
Loss on impairment of investment	(423)	—
Income (loss) from operations before interest income taxes and minority interests	(498)	683

Interest and other income	353	203
Income tax expense (benefit)	(49)	323
Minority interests	(1)	1
Net income (loss)	$(95)	$562

Diluted income (loss) per share:

Net income (loss)	$(0.03)	$0.19

Weighted average shares outstanding (diluted)	2,822	2,909